UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): December 31, 2014

Kite Pharma, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-36508	27-1524986
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

2225 Colorado Avenue Santa Monica, California		90404
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (310) 824-9999

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On December 31, 2014, Kite Pharma, Inc. (“Kite”) entered into a Research Collaboration and License Agreement (the “Agreement”) with Amgen Inc. (“Amgen”) pursuant to which Kite and Amgen expect to develop and commercialize chimeric antigen receptor (“CAR”) T cell immunotherapies based on Kite’s engineered autologous cell therapy (eACT™) platform and a number of Amgen cancer targets.

Under the terms of the Agreement, Kite and Amgen will jointly create preclinical development plans through investigational new drug application (“IND”) filing with the U.S. Food and Drug Administration for the research and development of CAR-based product candidates that target certain antigens (each, a “target”) expressed on the cell surface of various cancers. Kite and Amgen expect to progress multiple Amgen programs (“Amgen Programs”), each consisting of the development of one or more CAR-based product candidates directed against a certain Amgen selected target. Kite and Amgen also expect to progress multiple Kite programs (“Kite Programs”), each consisting of the development of one or more CAR-based product candidates directed against a certain Kite selected target. Under certain circumstances, the collaboration may be expanded to include the research and development of other product candidates.

Amgen will fund the research and development costs for all programs with certain limitations through any IND filing. Kite will reimburse Amgen for the research and development costs for any Kite Program that progresses to an IND filing. Each company will then be responsible for clinical development and commercialization of their respective CAR therapeutic candidates, including all related expenses. Kite will be responsible for the manufacturing and processing of Amgen Program product candidates for a certain period following the completion of Phase 2 clinical trials.

Amgen will pay Kite $60.0 million as an upfront payment pursuant to the Agreement. Kite will be eligible to receive up to $525.0 million in milestone payments for each Amgen Program based on the successful completion of regulatory and commercialization milestones, plus tiered high single to double digit royalties for sales and the license of Kite’s intellectual property for CAR T cell products. Amgen will be eligible to receive up to $525.0 million in regulatory and commercial milestone payments per Kite Program plus tiered single digit sales royalties.

The term of this Agreement will continue on a target-by-target basis until the later of (i) the date on which the product candidates directed against the target are no longer covered by certain intellectual property rights, (ii) the loss of certain regulatory exclusivity and (iii) a defined term from the first commercial sale of the first product candidate directed against the target. Either Kite or Amgen may terminate the Agreement on a target-by-target basis for their respective programs with prior written notice. Either party may also terminate the agreement with written notice upon material breach by the other party, if such breach has not been cured within a defined period of receiving such notice.

The Agreement is subject to customary anti-trust clearance under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

The foregoing description of the Agreement is only a summary and is qualified in its entirety by reference to the Agreement. Kite intends to file a copy of the Agreement as an exhibit to its Annual Report on Form 10-K for its fiscal year ending December 31, 2014, portions of which will be subject to a FOIA Confidential Treatment Request to the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended, for certain portions of the Agreement. The omitted material will be included in the request for confidential treatment.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 5, 2015	KITE PHARMA, INC. (Registrant)

	By:	/s/ Cynthia M. Butitta
	Name: Title:	Cynthia M. Butitta Chief Financial Officer and Chief Operating Officer